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                                                                    EXHIBIT 15.1



May 13, 2003


To the Board of Directors and Shareholders of Cal Dive International, Inc.:

We are aware of the incorporation by reference in the Registration Statements (Form S-3 (333-103451) and Form S-8 (333-58817, 333-50289, and 333-50205)) of
Cal Dive International, Inc. of our report dated May 13, 2003 relating to the unaudited consolidated balance sheet of Cal Dive International, Inc. as of March 31, 2003 and the related unaudited consolidated statements of operations and cash flows for the three-month period ended March 31, 2003 that are included in its Form 10-Q for the quarter ended March 31, 2003.

Very truly yours,


/s/ Ernst & Young LLP


Houston, Texas